Exhibit 99.1

JOINT FILING AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of AutoInfo, Inc., a Delaware corporation (the “Company”);

WHEREAS, (i) Baker Street Capital L.P., Baker Street Capital Management, LLC and Vadim Perelman (together, the “Baker Street Entities”) and (ii) Khrom Investments Fund, LP, Khrom Capital Management, LLC and Eric Khrom (together, the “Khrom Entities”) wish to form a group for the purpose of seeking the exploration of strategic alternatives and enhancement of shareholder value and taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 18th day of April 2012 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           So long as this agreement is in effect, none of the parties shall purchase or sell securities of the Company or otherwise increase or decrease his/its economic exposure to securities of the Company if such party reasonably believes that, as a result of such action, the Group or any member thereof would be likely to be required to make any regulatory filing (including, but not limited to, a Schedule 13D amendment, Form 3 or Form 4 with the Securities and Exchange Commission) without giving written notice to Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to form the Group for the purpose of seeking the exploration of strategic alternatives and enhancement of shareholder value and (ii) taking all other action necessary or advisable to achieve the foregoing.

4.           The Baker Street Entities and the Khrom Entities shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agree to pay directly all such pre-approved expenses as set forth on Exhibit A.

5.           Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by each of the Baker Street Entities and the Khrom Entities, or its representatives, which approval shall not be unreasonably withheld.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.           Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steve Wolosky at Olshan, Fax No. (212) 451-2222.

10.           Each party acknowledges that Olshan shall act as counsel for both the Group and each of the Baker Street Entities and the Khrom Entities and respective affiliates relating to their investment in the Company.

11.           Each of the undersigned parties hereby agrees that this Agreement, excluding any exhibits, shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Dated: April 18, 2012	BAKER STREET CAPITAL L.P.

	By:	Baker Street Capital Management, LLC General Partner

	By:	/s/ Vadim Perelman
	Name:	Vadim Perelman
	Title:	Managing Member

BAKER STREET CAPITAL MANAGEMENT, LLC

By:	/s/ Vadim Perelman
Name:	Vadim Perelman
Title:	Managing Member

/s/ Vadim Perelman
VADIM PERELMAN

KHROM INVESTMENTS FUND, LP

By:	Khrom Capital Management, LLC General Partner

By:	/s/ Eric Khrom
Name:	Eric Khrom
Title:	Managing Member

KHROM CAPITAL MANAGEMENT, LLC

By:	/s/ Eric Khrom
Name:	Eric Khrom
Title:	Managing Member

/s/ Eric Khrom
ERIC KHROM

Exhibit A

The Baker Street Entities and the Khrom Entities agree to pay directly all pre-approved expenses on a pro rata basis between the Baker Street Entities and the Khrom Entities based on the number of Shares in the aggregate beneficially owned by each of the Baker Street Entities and the Khrom Entities on the date hereof.